Exhibit 99.01

Company Contact:	Investor Contact:
Bradley E. Larson	Neil Berkman Associates
Chief Executive Officer	(310) 826-5051
www.readymixinc.com	info@BerkmanAssociates.com
FOR IMMEDIATE RELEASE

Ready Mix Inc. Reports Fourth Quarter
Net Income of $0.16 Per Share Versus $0.09 Per Share
Revenue Increased 10.6% to $18.9 Million
     LAS VEGAS, NEVADA, March 8, 2007 . . . READY MIX, INC. (RMI) (AMEX:RMX) today announced higher revenue and net income for the fourth quarter and full year 2006 compared to the same periods of 2005.
     “Ready Mix’s continued growth in 2006 reflected our success in shifting our business toward commercial, industrial and public sector work in the year’s second half to offset weakness in the residential sector. While we expect residential construction to remain soft in 2007, we believe the worst of the decline in Phoenix and Las Vegas now is behind us, and we expect the commercial, industrial and public work sectors of the market to continue to perform reasonably well. We are optimistic about the outlook for Ready Mix in 2007,” said Bradley Larson, Chief Executive Officer.
Fourth Quarter Results
     For the three months ended December 31, 2006, revenue increased 10.6% to $18.9 million from $17.1 million for the fourth quarter of 2005, driven by a 14.8% increase in average unit sales price. Cubic yards of concrete sold decreased 3.5%.
     Gross profit increased 20% to $1.8 million, or 9.4% of revenue, for the fourth quarter of 2006 compared to gross profit of $1.5 million, or 8.7% of revenue, for the fourth quarter of 2005.
     General and administrative expenses were essentially flat at $1.0 million, or 5.2% of revenue, for the fourth quarter of 2006 compared to $1.0 million, or 5.7% of revenue, for the same period a year earlier.
     Net income for the fourth quarter of 2006 increased 69.7% to $0.6 million, or $0.16 per diluted share. This compares to net income for the fourth quarter of 2005 of $0.4 million, or $0.09 per diluted share.
     At December 31, 2006, RMI reported working capital of approximately $10.4 million, including cash and cash equivalents of $8.4 million, a current ratio in excess of 2.1-to-1, and total stockholders’ equity of $27.5 million. At December 31, 2005, working capital was approximately $14.2 million, including cash and cash equivalents of $12.1 million, the current ratio was approximately 2.7-to-1, and stockholders’ equity was $24.0 million. These changes reflect the Company’s investment in long-term production assets.
Twelve Months Results
     For the twelve months ended December 31, 2006, revenue increased 23.4% to $83.6 million from $67.7 million for 2005, due to an increase in units sold of 8.2% and an average unit sales price increase of 15.6%. Gross profit increased 30.2% for 2006 versus 2005, and gross profit margin increased to 11.0% from 10.4%.
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3430 East Flamingo • Suite 100 • Las Vegas, Nevada 89121-5018 • (702) 433-2090 • Fax (702) 433 0189

Ready Mix Inc. Reports Fourth Quarter Net Income of $0.16 Per Share Versus $0.09 Per Share
March 8, 2007
Page Two
     Net income for 2006 increased 34% to $3.3 million, or $0.87 per diluted share based on approximately 3.8 million diluted shares outstanding. This compares to net income for 2005 of $2.5 million, or $0.93 per diluted share based on approximately 2.7 million shares outstanding. The increase in the number of shares was the result of RMI completing an initial public offering of approximately 1.8 million shares of its common stock during August 2005.
Conference Call
     Ready Mix has scheduled a conference call today at 11:00 a.m. ET. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.ReadyMixInc.com. A replay will be available after 1:00 p.m. ET at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21327392 after 1:00 p.m. ET.
About Ready Mix, Inc.
     Ready Mix, Inc. (RMI) has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates three ready-mix concrete plants in the metropolitan Phoenix area, three plants in the metropolitan Las Vegas area, and one plant in Moapa, Nevada. The Company also operates three sand and gravel crushing and screening facilities near Las Vegas, Nevada, which provide raw materials for its Las Vegas and Moapa concrete plants.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2005.
(tables attached)

READY MIX, INC.
STATEMENTS OF OPERATIONS

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)
Revenue:
Revenue	$18,802,654	$16,932,371	$83,151,938	$66,898,161
Revenue — related parties	63,998	133,077	436,865	836,263

Total revenue	18,866,652	17,065,448	83,588,803	67,734,424

Cost of revenue	17,094,847	15,588,722	74,382,436	60,662,744

Gross profit	1,771,805	1,476,726	9,206,367	7,071,680

General and administrative expenses	988,179	974,642	4,279,252	3,128,416

Income from operations	783,626	502,084	4,927,115	3,943,264

Other income (expense):
Interest income	97,608	108,058	394,779	173,574
Interest expense	(47,286)	(35,573)	(163,229)	(227,341)
Other income	42,059	14,943	52,941	31,135

	92,381	87,428	284,491	(22,632)

Income before income taxes	876,007	589,512	5,211,606	3,920,632

Income tax expense	(275,858)	(235,839)	(1,872,331)	(1,435,042)

Net income	$600,149	$353,673	$3,339,275	$2,485,590

Net income per common share:
Basic	$0.16	$0.09	$0.88	$0.94

Diluted	$0.16	$0.09	$0.87	$0.93

Weighted average common shares outstanding
Basic	3,807,500	3,807,500	3,807,500	2,654,688

Diluted	3,807,500	3,853,991	3,833,580	2,681,053

READY MIX, INC.
BALANCE SHEETS

	December 31,
Assets:	2006	2005

Current assets:
Cash and cash equivalents	$8,369,875	$12,110,417
Accounts receivable, net	8,864,436	8,502,504
Inventory	1,301,842	604,906
Prepaid expenses	1,169,041	1,114,001
Deferred tax asset	361,206	184,591

Total current assets	20,066,400	22,516,419
Property and equipment, net	25,481,056	17,049,210
Refundable deposits	1,475,297	341,165

Total assets	$47,022,753	$39,906,794

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$4,269,519	$4,146,636
Accrued liabilities	2,443,258	1,735,287
Notes payable	2,515,522	1,670,643
Obligations under capital leases	250,313	468,972
Due to affiliate	73,395	84,810
Income tax payable	110,458	224,514

Total current liabilities	9,662,465	8,330,862

Notes payable, less current portion	8,269,789	5,625,360
Obligations under capital leases, less current portion	4,634	254,946
Deferred tax liability	1,619,009	1,729,472

Total liabilities	19,555,897	15,940,640

Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 3,807,500 issued and outstanding	3,808	3,808
Additional paid-in capital	17,793,892	17,632,465
Retained earnings	9,669,156	6,329,881

Total stockholders’ equity	27,466,856	23,966,154

Total liabilities and stockholders’ equity	$47,022,753	$39,906,794